CREDIT FACILITY AGREEMENT

     THIS AGREEMENT is made as of the 1st day of October, 1996 by and among ANAREN MICROWAVE, INC., a corporation formed under the laws of the State of New York, with an office at 6635 Kirkville Road, East Syracuse, New York 13057 and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York State banking corporation with an office at Pioneer Business Park, 5000 Campuswood Drive, East Syracuse, New York 13057.

     The parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

     1.1 The following terms shall have the following meanings unless otherwise expressly stated herein:

     "Affiliate" shall mean any entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Borrower.

     "Bank" shall mean Manufacturers and Traders Trust Company, its successors, legal representatives, and assigns.

     "Bonds" shall mean Onondaga County Industrial Development Agency 1985 Industrial Development Revenue Bonds (Anaren Microwave Inc. Project - Series
1985) dated August 22, 1985 in the original principal amount of $3,400,000.

     "Borrower" shall mean Anaren Microwave, Inc. and its successors, legal representatives, and assigns.

     "Cash Flow" shall mean net income plus depreciation and amortization less distributions, dividends, stock repurchases and the like.

     "Controls" (including the terms "Controlled By" or "Under Common Control") shall mean but not be limited to the ownership of ten percent (10%) or more of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any partnership, or any other interest by reason of which a controlling influence over the affairs of the entity may be exercised.

     "Environment" shall mean any water including but not limited to surface water

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and ground water or water vapor; any land including land surface or subsurface;
stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

     "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

     "Environmental Permits" shall mean all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

     "Environmental Report" shall mean written reports, if any, prepared for Bank by an environmental consulting or environmental engineering firm.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" shall mean the occurrence of any event described in
Article 13 hereof.

     "GAAP" shall mean generally accepted accounting principles.

     "Hazardous Substances" shall mean, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, bylaw, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

     "Improvements" shall mean any real property owned or used by Borrower.

     "Letter of Credit" shall mean any standby or documentary Letter of Credit issued


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by the Bank pursuant to Article 3 hereof.

     "Obligations" shall include all of Borrower's obligations of any kind or nature, arising now or in the future, related to this Agreement including without limitation obligations under the Revolving Credit Note and the Term Loan Note.

     "Prime Rate" shall mean the rate of interest designated by Bank as its prime rate from time to time as a guide for establishing lending rates to customers, irrespective of the actual rate charged to any specific customer with respect to any specific transaction.

     "Property" shall mean Borrower's property and plant at 6635 Kirkville Road, East Syracuse, New York.

     "Release" has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

     "Revolving Line" shall mean the revolving line of credit established pursuant to Section 2.1 of this Agreement.

     "Revolving Credit Note" shall mean the note evidencing Obligations related to the Revolving Line as described in Section 2.2 of this Agreement.

     "Revolving Line Termination Date" shall mean the date on which the Revolving Line terminates as described in Section 2.5 of this Agreement.

     "Security Agreement" shall mean the Security Agreement entered into between Bank and Borrower concurrently herewith.

     "Tangible Net Worth" shall mean total tangible assets (excluding accounts from employees and Affiliates) less total liabilities as determined by GAAP.

     "Term Loan" shall mean the term loan made pursuant to Article 4 of this Agreement.

     "Term Loan Note" shall mean the note evidencing Obligations related to the Term Loan as described in Section 4.2 of this Agreement.

ARTICLE 2 - REVOLVING LINE

     2.1 Revolving Line. Subject to the terms and conditions of this Agreement, Bank hereby establishes for the benefit of Borrower a revolving line of credit in the maximum principal amount of Three Million and 00/100 Dollars ($3,000,000.00) (the "Maximum Principal Amount") outstanding at any one time. The proceeds of the Revolving Line shall be used for Borrower's working capital purposes. For purposes of determining availability to Borrower under the Revolving Line from time to time, the face amount of any Letters of Credit then issued and outstanding under Article 3 hereof

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shall be treated as a borrowing under the Revolving Line. Each borrowing (except with respect to a Letter of Credit), repayment and reborrowing (except with respect to a Letter of Credit) under the Revolving Line shall be in an amount of at least $100,000.

     2.2 Revolving Credit Note. Borrower shall execute, together with this Agreement, a note (the "Revolving Credit Note") evidencing Obligations related to the Revolving Line in the form of Exhibit A attached hereto and made a part hereof.

     2.3 Interest Rate and Payments. Except as specifically provided herein, all amounts outstanding under the Revolving Line from time to time (including any Draft Amount, as hereinafter defined) shall bear interest until paid in full at one percent (1%) above the Prime Rate. Changes in the rate of interest applicable to the Revolving Credit Note shall become effective automatically and without notice at the time of changes in the Prime Rate.

     2.4 Payments. Payments of accrued interest under the Revolving Credit Note shall be made on the first day of each month.

     In the event Borrower becomes aware, or receives notice (oral or written) from Bank, that principal amounts outstanding under the Revolving Line at any time exceed the Maximum Principal Amount available hereunder, Borrower promptly shall make a principal payment to Bank sufficient to reduce outstanding principal amounts below the applicable Maximum Principal Amount.

     All remaining outstanding principal and accrued interest shall be due and payable in full on the Revolving Line Termination Date.

     2.5 Revolving Line Termination. Unless extended in writing by Bank on terms and conditions then acceptable to Bank, the Revolving Line will terminate on, the earlier of (i) November 30, 1998, or (ii) the date of an Event of Default.

     2.6 Revolving Line Facility Fee. Annually, Borrower shall pay to Bank a Revolving Line facility fee equal to one-half of one percent (1/2 of 1%) of the Maximum Principal Amount, or $15,000.00, which fee shall be paid by Borrower in four (4) quarterly installments of $3,750 each in advance due on the first day of each November, February, May and August for so long as the Revolving Line is in effect.

ARTICLE 3 - LETTERS OF CREDIT

     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees, upon request by Borrower, to issue to such beneficiaries as designated by Borrower irrevocable standby Letters of Credit of Bank in an original face amount not exceeding the Maximum Principal Amount. Any such Letters of Credit are intended and shall be deemed to have been issued under and in accordance with, and subject to all of the terms and conditions applicable to loans made under, the Revolving Line, and for purposes of determining availability to Borrower under the Revolving Line from time to time, the face amount of any Letters of Credit then issued

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and outstanding shall be treated as a borrowing under the Revolving Line.

     3.2 Borrower Responsible for Fees. In connection with the issuance of Letters of Credit, Borrower shall be responsible for, and hereby covenants and agrees to pay upon demand by Bank, a letter of credit issuance fee of one-half of one percent (1/2 of 1%) of the face amount of any documentary or "trade" Letter of Credit and two (2%) per annum of the face amount of any standby Letter of Credit (pro rated to the nearest whole month for any period of less than twelve (12) months such Letter of Credit is outstanding).

     3.3 Repayment of Amounts Drawn Under Letters of Credit. The amount of any drafts honored or paid by Bank and which are drawn under any Letter of Credit ("Draft Amount") shall be treated as loans under, and shall accrue interest in accordance with the terms of, the Revolving Line from the date of payment of such draft by Bank.

     3.4 Lender's Responsibilities for Letters of Credit. Except to the extent of its own gross negligence or willful misconduct, Bank shall not be responsible for the validity, sufficiency, correctness or genuineness of documents presented in connection with any Letter of Credit, even if such documents should in fact prove to be in any or all respects incorrect, defective, invalid, insufficient, fraudulent or forged; for any breach of contract or disputes between the party or parties in whose favor any such Letter of Credit is drawn and Borrower; for failure for any draft to bear reference or adequate reference to a Letter of Credit; for errors, omissions, interruptions or delays in transmission or delivery of any messages by mail or otherwise; or for any consequences arising from causes beyond Bank's control; and none of the above shall affect, impair or prevent the fixing of any of Bank's rights or powers hereunder. Any provision with respect to any of the foregoing matters which is contained in a Letter of Credit itself may be waived by Bank. Borrower will indemnify and hold Bank harmless from all liabilities, losses and damages in respect of any of the foregoing matters, and from any and all liabilities, losses and damages whatsoever suffered by Bank by reason of any and all action taken by Bank in good faith and without gross negligence.

     3.5 Rights Under Letter of Credit. All rights under any Letter of Credit and this Agreement as it relates to Letters of Credit shall be determined by the Uniform Customs and Practice for Commercial Documentary Credits of the International Chamber of Commerce in effect from time to time. Any sums refunded or rebated by a beneficiary to Bank shall be applied by Bank as a credit to Borrower's obligations under the Revolving Note.

ARTICLE 4 - TERM LOAN

     4.1 Term Loan. Subject to the terms and conditions of this Agreement, Bank shall make a term loan to Borrower in the principal amount of Nine Hundred Six Thousand Six Hundred Sixty-Eight and 00/100 Dollars ($906,668.00). The proceeds of the Term Loan shall be used to satisfy in full Borrower's obligations under the Bonds.

     4.2 Term Loan Note. The Term Loan shall be evidenced by a note dated the date hereof in the form of Exhibit B attached hereto and made a part hereof.

     4.3 Interest Rate. Except as otherwise provided herein, all outstanding principal amounts under the Term Loan Note shall bear interest until paid in full, at one and one-quarter percent (1 1/4%) above the Prime Rate, with changes in the rate of interest applicable to the Term Loan Note becoming effective automatically and without prior notice at the time of changes in the Prime Rate. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     4.4 Payments/Maturity/Prepayments. The principal balance of the Term Loan payable in semi-annual installments of $113,333 each, together with accrued interest, due on the first day of each November and May, beginning November 1, 1996 and continuing until May 1, 2000, at which time the outstanding principal balance of the Term Loan, together with accrued interest, shall be paid in full. Borrower may prepay, in whole or in part, the Term Loan Note at any time without premium. Principal prepayments shall be applied first to principal in inverse order of maturity.

ARTICLE 5 - EXPENSES/DEFAULT RATE INCREASES

     With respect to the Revolving Line, any Letters of Credit issued hereunder, and the Term Loan:

     5.1 Administrative Expenses. Borrower shall pay any fees, expenses and disbursements, including reasonable legal fees, of Bank related to this Agreement, the Obligations, the perfection of any collateral security required hereunder, and the transactions contemplated by this Agreement, except as expressly provided otherwise herein. Such payments shall be due from time to time upon Bank giving Borrower notice of the amount of such expenses.

     5.2 Collection Costs. At the request of Bank, Borrower shall promptly pay any expenses, reasonable attorney's fees, costs, or disbursements in connection with administration of the Obligations, or collection of any of the Obligations or enforcement of any of Bank's rights hereunder or under any note, security agreement, mortgage, reimbursement agreement, guarantee, or other agreement related hereto. This obligation shall survive the payment of any notes executed hereunder. Bank may apply any payments of any nature received by it first to the payment of Obligations under this Section 5.2, notwithstanding any conflicting provision contained in this Agreement or any other agreement with Borrower.

     5.3 Default Interest Rate. Upon the occurrence of an Event of Default, the rate of interest on each of the Obligations shall be increased to a rate at all times equal to two percent (2%) above the rate of interest which would be in effect absent such failure of compliance, such increased rate to remain in effect through and including payment in full of all of the Obligations and cancellation of further commitments to lend under this Agreement, or written waiver of such Event of Default by Bank.

     5.4 Late Payment Fees. Payments of principal and/or interest not received within ten (10) days of the date such payment is due shall be subject to a late charge of five percent (5%) of such payment.

ARTICLE 6 - COLLATERAL

     6.1 Security Interests. As collateral for all Obligations, Borrower shall provide to Bank a first security interest and lien on all assets of Borrower (other than the Property or any real property), including without limitation machinery, equipment, furniture, fixtures, vehicles, accounts, inventory, chattel paper, interests in leases and property under lease, intellectual property and proprietary interests, documents, instruments, and general intangibles.

     6.2 [Intentionally Omitted]

ARTICLE 7 - REPRESENTATIONS OF BORROWER

     Borrower represents and warrants to Bank, and shall be deemed to continuously represent and warrant to Bank for so long as it has any Obligations hereunder, as follows:

     7.1 Organization and Power. Borrower is duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified to transact business and in good standing in all states in which it is required to qualify or in which failure to qualify could have a material adverse impact on its business. Borrower has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform this Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby. Borrower has no subsidiaries or Affiliates except those listed on Schedule 7.1.

     7.2 Proceedings of Borrower. All necessary action on the part of Borrower, including shareholder approval to the extent required, relating to authorization of and the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of Borrower hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms. Borrower has no defenses, offsets, claims, or counterclaims with respect to its obligations arising under this Agreement and all related documents and instruments. The execution and delivery by Borrower of this Agreement and all related documents and agreements, and the performance by Borrower of its obligations under this Agreement and all related documents and agreements will not violate any provision of law or Borrower's Certificate of Incorporation or By-laws or organizational or other documents or agreements. The execution, delivery and performance of this Agreement and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which Borrower is a party or by which any of its properties are bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties.

     7.3 Capitalization. All of the outstanding shares and other equity interests of Borrower are duly authorized, validly issued, and fully paid. There is no existing contract, debenture, security, right, option, warrant, call or similar commitment of any character calling for or relating to the issuance or purchase of shares or other equity interests of Borrower except for stock option plans disclosed in Borrower's financial statements for its fiscal year ended June 30, 1996.

     7.4 Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or, to the knowledge of Borrower, threatened against or affecting Borrower that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or that, if adversely determined, would have a material adverse effect on the financial condition or the business of Borrower.

     7.5 Financial Statements. All financial statements furnished by Borrower to Bank are complete and correct, have been prepared in accordance with GAAP principles consistently applied throughout the periods indicated, and fairly present the financial condition of Borrower, as of the respective dates thereof and the results of its operation for the respective periods covered thereby.

     7.6 Adverse Changes. Since the most recent financial statements described in Section 7.5 hereof, there has been no material adverse change in the condition, financial or otherwise, of Borrower.

     7.7 Taxes. Borrower has filed or caused to filed when due all federal tax returns and all state and local tax returns that are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or any assessment received. Borrower's tax returns are not being audited on the date of this Agreement and Borrower has not been notified of any intention by any taxing authority to conduct such an audit.

     7.8 Properties. Except as set forth on Schedule B to the Security Agreement, Borrower has good and marketable title to all of its properties and assets, including without limitation, the properties and assets reflected in the most recent financial statements referred to in Section 7.5 hereof. Borrower has undisturbed peaceful possession under all leases under which it is operating, none of which contain unusual or burdensome provisions that may materially affect the operations of Borrower, and all such leases are in full force and effect.

     7.9 Indebtedness. Except as disclosed in Borrower's financial statements for its fiscal year ended June 30, 1996, Borrower: (i) has no outstanding indebtedness or contingent liabilities (including without limitation "off-balance sheet" liabilities), other than trade payables not yet due, and incurred in the ordinary course of business, and

(ii) is not the account party with respect to Letters of Credit.

     7.10 Franchises, Permits. Borrower has all franchises, permits, licenses and other authority as are necessary to enable Borrower to conduct its business as now being conducted, and is not in default under any such franchise, permit, license or authority.

     7.11 ERISA. No action, event, or transaction has occurred that could give rise to a lien or encumbrance on the assets of Borrower as a result of the application of relevant provisions of ERISA, and Borrower is in material compliance with all requirements of ERISA.

     7.12 Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board

     7.13 Compliance With Law. Borrower is not in violation of any laws, ordinances, governmental rules, requirements, or regulations to which it is subject which violation might materially adversely affect the condition (financial or otherwise) of Borrower. Borrower has obtained and is in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could materially adversely affect the condition (financial or otherwise) of Borrower.

     7.14 Patents, Trademarks, and Authorizations. Borrower owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, and all rights with respect to the foregoing, necessary to the conduct of its business as now conducted without any material conflict with the rights of others.

     7.15 Contracts and Agreements. Borrower is not a party to any contract or agreement that materially adversely affects its business, property, assets, or condition, financial or otherwise, and Borrower is in compliance in all material respects with all contracts and agreements to which it is a party.

ARTICLE 8 - CONDITIONS OF LENDING

     The following conditions must be satisfied before Bank shall have any obligation to make any advance or issue any Letter of Credit under this
Agreement:

     8.1 Representations and Warranties. The representations and warranties of Borrower contained herein shall be true and correct as of the date of making of each such advance, with the same effect as if made on and as of such date.

     8.2 No Defaults. There shall exist no condition or event that constitutes (or that, with the giving of notice or the passage of time or both, would constitute) an Event of Default under Article 13 hereof, and Borrower shall have delivered a certificate to the Bank to such effect, signed by the Chief Executive Officer, Chief

Operating Officer or Chief Financial Officer.

     8.3 Opinion of Counsel. Upon the request of Bank, Borrower shall have delivered an opinion of its counsel, dated the date of the first advance hereunder, in form and substance reasonably satisfactory to Bank.

     8.4 Documents to be Delivered. Borrower shall have delivered to Bank all security agreements and any related documents necessary or desirable in connection with the requirements of Article 6 hereof. All notes evidencing the Obligations shall have been delivered to Bank at the time of the making of the respective loans.

     8.5 Certified Resolutions. Borrower shall have delivered a certificate of its corporate secretary certifying, as of the date of the first advance, resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, and the consummation of the transactions contemplated hereby, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or any commitment to lend exists under this Agreement.

     8.6 Fees and Taxes. Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

     8.7 Insurance. Borrower shall have delivered evidence satisfactory to Bank of the existence of insurance required hereby.

     8.8 Organizational Documents. Borrower shall have delivered to Bank copies of its then-effective Certificate of Incorporation, By-laws, d/b/a certificates, and other organizational documents and instruments, or in the case of advances after the date of this Agreement, a written certificate that such documents and instruments have not been changed or amended since the last advance to Borrower pursuant to the terms of this Agreement.

     8.9 Other Documents and Agreements. On or before the date of this Agreement, Borrower shall have delivered such other documents, instruments, and agreements as Bank and its legal counsel may require in connection with the transactions contemplated hereby.

     8.10 Financial Statements. On or before the date of this Agreement, Borrower shall have delivered to Bank copies of Borrower's most recent audited year end and unaudited quarterly financial statements.

     8.11 Certificates of Good Standing. On or before the date of this Agreement Borrower shall have delivered to Bank certificates of good standing from appropriate state officials to the effect that Borrower is in good standing in the state of its formation as well as in all other states in which qualification is necessary for Borrower to carry on its business in such states.

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     8.12 Satisfaction of Bonds; Title to Property. On or before the date of this Agreement Borrower shall have taken all necessary actions such that upon Bank's advance of the Term Loan, the Bonds shall have been paid in full and title to the Property shall be vested in Borrower.

ARTICLE 9 - AFFIRMATIVE COVENANTS OF BORROWER

     So long as any Obligations to Bank shall be outstanding or this Agreement remains in effect, unless Bank otherwise consents in writing, Borrower shall:

     9.1 Financial Statements. Furnish to Bank as soon as available, but in no event later than one hundred twenty (120) days after the end of each of Borrower's fiscal years in which this Agreement remains in effect, copies of annual financial statements of Borrower in reasonable detail satisfactory to Bank prepared in accordance with GAAP audited by and with an unqualified opinion from an independent certified public accountant satisfactory to Bank. Said financial statements shall include at least a balance sheet and a statement of profit and loss, and shall be accompanied by a schedule showing computation of financial covenants and a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a certificate of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Borrower to the effect that no Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

     Borrower also shall furnish to Bank unaudited financial statements not more than forty-five (45) days after the close of each fiscal quarter. Said statements shall be in reasonable detail satisfactory to Bank, shall be prepared in accordance with GAAP, shall include at least a balance sheet and a statement of profit and loss. Such financial statements shall be certified as true and correct to the best knowledge of the Chief Financial Officer of Borrower.

     Within forty-five (45) days after the close of each of Borrower's fiscal quarters, Borrower shall furnish to Bank a schedule showing computation of financial covenants, accompanied by a certificate of the Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of Borrower to the effect that no Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

     Borrower shall provide to Bank interim financial statements, if any, prepared by Borrower's independent accountants.

     9.2 Other Reports and Inspections. Furnish to Bank such additional information, reports, or financial statements as Bank may, from time to time, reasonably request.

     Borrower shall permit any person designated by Bank to inspect the property, assets, and books of Borrower at reasonable times and, prior to an Event of Default, upon reasonable notice. Borrower shall discuss its affairs, finances, and accounts at reasonable times with Bank at reasonable times and as often as may be reasonably requested.

     9.3 Taxes. Pay and discharge all taxes, assessments, levies, and governmental charges upon Borrower, its income and property, prior to the date on which penalties are attached thereto; provided, however, that Borrower may in good faith contest any such taxes, assessments, levies, or charges so long as such contest is diligently pursued and no lien or execution exists or is levied against any of Borrower's assets related to the contested items.

     9.4 Insurance. Maintain appropriate insurance in amounts satisfactory to Bank, with responsible insurance companies on all of its real and personal properties against such risks as are prudent, including but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (coinsurance not being permitted without the prior written consent of Bank), all-risk coverage for personal property, business interruption or loss of rents coverage, worker's compensation insurance, and comprehensive general liability and products liability insurance. Borrower also shall maintain flood insurance covering any of its real properties located in flood zones. Borrower shall provide to Bank, no less often than annually and upon its request, a detailed list and evidence satisfactory to Bank of its insurance carriers and coverage and shall obtain such additional insurance as Bank may reasonably request. Hazard insurance policies for personal property shall name Bank as an additional insured, as its interests may appear, and liability insurance policies shall name Bank as additional insured, and all policies shall provide for at least thirty (30) days prior notice of cancellation to Bank.

     9.5 Existence. Cause to be done all things necessary to preserve and to keep in full force and effect its existence, rights, and franchises and to comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction.

     9.6 Maintenance of Properties. At all times maintain, preserve, protect, and keep its property used or useful in conducting its business, in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments, and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times.

     9.7 Material Changes, Judgments. Notify Bank immediately of any material adverse change in the financial condition of Borrower and of the filing of any suits, judgments, or liens which, if adversely determined, could have a material adverse effect on the business or financial condition of Borrower. Borrower also shall notify Bank immediately of any change in the name, identity, or organizational structure of Borrower.

     9.8 ERISA Compliance. Comply in all material respects with the provisions of

ERISA and regulations and interpretations related thereto.

     9.9 Franchises/Permits/Laws. Preserve and keep in full force and effect all franchises, permits, licenses, and other authority as are necessary to enable it to conduct its business as being conducted on the date of this Agreement and comply in all material respects with all laws, regulations, and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over it.

     9.10 Payments. Make all payments as and when required by this Agreement and the notes and other agreements related hereto or to the Obligations.

     9.11 Deposits/Bank Services. Borrower shall maintain all of its main depository and transactional accounts at Bank.

     9.12 Amendments. Borrower shall continue to operate and do business as being conducted on the date of this Agreement and Borrower shall give Bank written notice of an amendment or modification to its Certificate of Incorporation or other governing documents or agreements.

     9.13 Shareholder and Officer Loans. Borrower shall provide to Bank subordination agreements in form satisfactory to Bank covering any shareholder, employee, officer, or Affiliate loans to Borrower or other obligations of Borrower to its respective shareholders, employees, officers, or Affiliates in existence from time to time.

     9.14 Financing of Capital Expenditures. Borrower shall finance capital expenditures beyond $1,500,000 in any fiscal year with Bank.

ARTICLE 10 - NEGATIVE COVENANTS OF BORROWER

     So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless Bank otherwise consents in writing, Borrower shall not, directly or indirectly:

     10.1 Sale, Lease or Mortgage on Property. (i) Sell, lease, transfer or otherwise dispose of, or (ii) create, incur, assume, or allow to exist, voluntarily or involuntarily, any (A) obligation for borrowed money or its equivalent relating to, or (B) mortgage, pledge, lien or other encumbrance on or with respect to, all or any portion of the Property, or title thereto or any interest therein.

     10.2 Contingent Liabilities. (i) assume, guarantee, endorse, contingently agree to purchase, or otherwise become liable in any manner upon any obligation, contingent or otherwise, whether funded or current except for endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, (ii) guarantee the dividends, of any person, firm, corporation, or other entity, or (iii) become the general partner in any partnership.

     10.3 Loans and Investments. Make any loan or advance to, or any investment in, any person, firm, joint venture, corporation or other entity whatsoever, except short-term investments in certificates of deposit of financial institutions and similar investments made in the ordinary course of business.

     10.4 Mergers, Sales and Acquisitions/Change in Ownership Interests. Enter into any merger or consolidation, or acquire all or substantially all the stock or other ownership interests or assets of any person, firm, joint venture, corporation, or other entity, or sell, lease, transfer, or otherwise dispose of any material portion of its assets except in the ordinary course of business.

     10.5 Amendments. Allow the amendment or modification of its Certificate of Incorporation, By-laws, or other governing documents and agreements in any respect which would be materially adverse to the interests of Bank without the prior written consent of Bank.

     10.6 Material Changes. Permit any material change to be made in the character of the business of Borrower, or in its principal management unless an alternative management plan has been approved by Bank, or in the nature of its operations as carried on at the date hereof.

     10.7 Compensation. Compensate any person or entity, including without limitation salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to Borrower.

     10.8 Judgments. Allow to exist any judgments against Borrower in excess of $100,000, which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

     10.9 Margin Securities. Allow any proceeds of the Obligations to be used for the purpose of carrying any Margin Securities as defined in Regulation U of the Board of Governors of the Federal Reserve.

ARTICLE 11 - FINANCIAL COVENANTS

     So long as any Obligations to Bank shall be outstanding or this Agreement remains in effect, unless Bank otherwise consents in writing, Borrower shall:

     11.1 Minimum Tangible Net Worth. Maintain a minimum Tangible Net Worth of the following amounts during the following periods, measured quarterly as shown on the monthly financial statements provided to Bank showing results as of the end of each of Borrower's fiscal quarters:

      Tangible Net Worth

      From closing through 6/29/97                     $18,000,000.00
      From 6/30/97 through 6/29/98                     $18,750,000.00
      From 6/30/98 through 6/29/99                     $19,500,000.00
      From 6/30/99 and thereafter                      $20,000,000.00

     11.2 Cash Flow To Current Maturities. Maintain minimum Cash Flow to current maturities of long term debt, determined according to GAAP, of 1.25 to 1.0, measured as of the end of the second and fourth quarters of each fiscal year.

     11.3 Leverage Ratio. Borrower will maintain at all times a ratio of total liabilities to tangible net worth of not greater than 0.75 to 1.0.

ARTICLE 12 - ENVIRONMENTAL MATTERS; INDEMNIFICATION

     12.1 Environmental Representations. Borrower represents and warrants that, to the best of Borrowers's knowledge:

          (a) Neither the Improvements nor any property adjacent to the Improvements is being or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products, except in compliance with all Environmental Laws.

          (b) Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws.

          (c) The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances.

          (d) There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and Borrower has not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

          (e) All Environmental Permits relating to Borrower and the Improvements have been obtained and are in full force and effect.

          (f) No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

          (g) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements.

          (h) There are no actions, suits, claims or proceedings, pending or threatened, which could cause the occurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.

     12.2 Environmental Covenants. Borrower covenants and agrees with Bank that, so long as this Agreement remains in effect, Borrower shall:

          (a) Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.

          (b) Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.

          (c) Promptly provide Bank with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

          (d) Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.

          (e) At all times allow Bank and its officers, employees, agents, representatives, contractors and subcontractors reasonable access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.

          (f) Deliver promptly to Bank: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning Borrower's operations or the Improvements; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.

          (g) If at any time Bank obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the Improvements, Bank may require that a full or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to Bank be prepared by an environmental engineer or other qualified person acceptable to Bank at Borrower's expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If Bank requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, Borrower shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

     12.3 Indemnity. Borrower agrees to indemnify, defend, and hold harmless Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Bank (or any other person or entity affiliated with Bank or representing or acting for Bank or at Bank's behest, or with a claim on Bank or to whom Bank has liability or responsibility of any sort related to this Section 12.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any

Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by Bank or other entity described in this Section 12.3 shall be deemed to include, without limitation, any sums which Bank deems it necessary or desirable to expend to protect its security interests and liens.

     12.4 No Limitation. The liability of Borrower under this Article 12 shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of Borrower or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article 12, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of Borrower, any guarantor or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, Bank's voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms of provisions of this Agreement or any other document relating to the Obligations, (e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting Bank's recourse to property encumbered by any mortgage or to any other security or limiting Bank's rights to a deficiency judgment against Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on the behalf of Bank or any information which Bank may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.

     12.5 Survival. Notwithstanding anything to the contrary contained herein, Borrower's liability and obligations under Section 12.4 shall survive the discharge, satisfaction or assignment of this Agreement by Bank and the payment in full of all of the Obligations.

     12.6 Investigations. If Borrower defaults on any of its Obligations pursuant to this Agreement or any other loan document, Bank or its designee shall have the right, upon reasonable notice to Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including but not limited to installation of monitoring wells, as shall be reasonably necessary for Bank to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional indebtedness secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at highest rate then borne by any of the Obligations.

     12.7 No Warranty Regarding Information. Borrower agrees that Bank shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. Borrower further agrees that Bank has no duty to warn Borrower or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to Bank.

ARTICLE 13 - DEFAULTS

     13.1 Defaults. The following events ("Events of Default") shall constitute defaults under this Agreement.

          (a) Nonpayment. Failure of Borrower to make any payment of any type required under the terms of this Agreement, any of the notes related hereto, or of any of the agreements contemplated hereunder, within ten (10) days after the same becomes due and payable.

          (b) Performance. Failure of Borrower to observe or perform any condition, covenant or term of this Agreement and all related agreements and documents; provided, however, that if such failure is susceptible to cure, an Event of Default shall not occur unless such failure is not cured within fifteen
(15) days after Bank gives Borrower notice of same.

          (c) Other Obligations. Failure of Borrower to observe or perform any other condition, covenant, or term of any other agreement with Bank after any applicable cure or grace period related thereto, or default by Borrower under any material agreement involving borrowed money or the like or any other material agreement with any third person or entity.

          (d) Representations. Failure of any representation or warranty made by Borrower in connection with the execution and performance of this Agreement, or any certificate of officers pursuant hereto, to be truthful, accurate or correct in all material respects.

          (e) Financial Difficulties. Financial difficulties of Borrower as evidenced by:

               (i) any admission in writing of inability to pay debts as they become due; or

               (ii) the filing of a voluntary or involuntary petition in
                    bankruptcy, or under any chapters of Bankruptcy Code, or under any federal or state statute providing for the relief of debtors; or

               (iii) making an assignment for the benefit of creditors; or

               (iv) consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

               (v) the entry of a court order appointing a receiver or a trustee for all or a major part of its property; or

               (vi) the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of Borrower as a result of application of relevant provisions of ERISA.

          (f) Material Change. Material change in (i) Borrower's business or operations, or in any material factor affecting Borrower's business or operations, or (ii) regarding any other material obligation or agreement of Borrower, or (iii) in the financial condition of Borrower or in the collateral for the Obligations, or any other condition by reason of which Bank reasonably believes Borrower's ability to timely repay any Obligations to Bank is impaired.

     13.2 Remedies. If any one or more Events of Default occur, Bank may, at its option, take either or both of the following actions at the same or different times: (i) terminate any further commitments or obligations of Bank, and (ii) accelerate all Obligations of Borrower to Bank such that the same become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

     In case any such Events of Default shall occur, Bank shall be entitled to recover judgment against Borrower for all Obligations of Borrower to Bank either before, or after, or during the pendency of any proceedings for the enforcement, of any security interests, mortgages, pledges, or guarantees and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, Bank shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations. Bank shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and other agreements held by Bank.

ARTICLE 14 - MISCELLANEOUS

     14.1 Waiver. No delay or failure of Bank to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by Bank. All rights, remedies, powers, and privileges herein conferred upon Bank shall be deemed cumulative and not exclusive of any others available.

     14.2 Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

     14.3 Additional Security/Setoff. Bank shall have a security interest in and right of set off with respect to all deposits or other sums credited by or due from Bank to Borrower and a security interest in all securities or other property of Borrower in Bank's possession for safekeeping or otherwise. Bank's security interest shall secure payment of the Obligations. Upon an Event of Default under this Agreement, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, Bank may apply or set off such deposits or other sums and may sell or dispose of any or all of such securities or other property and may exercise any and all rights it may have under the New York Uniform Commercial Code, as in effect from time to time. The rights of Bank under this Agreement are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law. Bank shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.

     14.4 Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person or by nationally recognized overnight courier with receipt requested, or two business days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

      If to Bank:         Manufacturers and Traders Trust Company
                          Pioneer Business Park
                          5000 Campuswood Drive
                          East Syracuse, New York 13057
                          Attention: David E. McKeon, Vice President

      If to Borrower:     Anaren Microwave, Inc.
                          6635 Kirkville Road
                          East Syracuse, New York 13057
                          Attention: Vice President of Finance

      With a copy to:     Bond, Schoeneck & King, LLP

                          One Lincoln Center
                          Syracuse, New York 12302
                          Attention:  David M. Ferrara, Esq.

Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent.

     14.5 Entire Agreement. This Agreement and the documents referred to herein embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be changed or amended without the written agreement of all parties hereto. This Agreement embodies all commitments to lend between Bank and Borrower and supersedes any prior commitments.

     14.6 Parties in Interest. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder. Upon any transfer of any Obligation or any interest therein Bank may deliver or otherwise transfer or assign to the holder any collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of Bank.

     14.7 Business Days. Whenever any payment or obligation hereunder is due to be performed on a Saturday, Sunday, or banking holiday in the State of New York, such payment may be made or obligation performed on the next succeeding business day. Such extension of time shall be included in the computation of any interest or fees.

     14.8 Oral and Telecopy Requests. As a convenience to Borrower, Borrower hereby authorizes Bank to rely upon requests made by Borrower through its Chief Executive Officer, President, or Vice President of Finance in writing or by telecopy, and to treat such requests as if they were made in a writing delivered to Bank. Any advance of funds made by Bank pursuant to any such request shall be deemed to be authorized by Borrower unless immediately repaid in full.

     14.9 Severability. In the event that any one or more of the provisions contained in this Agreement or any other agreement, document, or guarantee related hereto shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreement, document or guarantee.

     14.10 Governing Law. This Agreement and the notes and agreements hereunder, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York.

     14.11 Participations. Bank shall have the right to sell or repurchase participations in the Obligations without giving prior notice to Borrower, so long as Bank retains servicing responsibility with respect to this Agreement and the transactions contemplated hereby.

     14.12 Jurisdiction/Trial By Jury. Borrower consents to jurisdiction and service of process, which may be effected by certified mail, in the courts of the State of New York and in the courts of the United States sitting in Onondaga County, New York.

          Borrower waives trial by jury of any claims or proceedings with respect to this agreement, the obligations, and all document, agreement, and matters related hereto to the fullest extent allowed by law.

                            [signatures on next page]


     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            ANAREN MICROWAVE, INC.


                                       By: s/ Joseph E. Porcello
                                           -------------------------
                                              Joseph E. Porcello
                                           Vice President of Finance

                                       MANUFACTURERS AND TRADERS TRUST COMPANY

                                       By: s/ David E. McKeon
                                           -------------------------
                                               David E. McKeon
                                                Vice President

STATE OF NEW YORK            )
COUNTY OF ONONDAGA           )ss.:

     On this 1 day of October, 1996, before me personally came JOSEPH E. PORCELLO, to me known, who, being by me duly sworn did depose and say that he resides in Fayetteville, New York, that he is VICE PRESIDENT OF FINANCE of ANAREN MICROWAVE, INC., the corporation described in and which executed the foregoing instrument and that he signed thereto by order of the Board of Directors of said corporation.

                                        s/ Gary L. Karl
                                        ---------------------------
                                        Notary Public

STATE OF NEW YORK            )
COUNTY OF ONONDAGA           )SS.:

     On this 1 day of October, 1996, before me personally came DAVID E. MCKEON, to me known, who, being by me duly sworn did depose and say that he resides in Camillus, New York, that he is VICE PRESIDENT of MANUFACTURERS AND TRADERS TRUST COMPANY, the corporation described in and which executed the foregoing instrument and that he signed thereto by order of the Board of Directors of said corporation.

                                        s/ Gary L. Karl
                                        ---------------------------
                                        Notary Public

                                    TERM NOTE

October 1, 1996                                                      $906,668.00

Unless otherwise expressly provided herein, all capitalized terms in this Term Note shall have the meanings given to them in the Credit Facility Agreement dated October 1, 1996 between ANAREN MICROWAVE, INC. ("Borrower") and MANUFACTURERS AND TRADERS TRUST COMPANY ("Bank"), as the same may be amended, extended, replaced, or modified from time to time (the "Credit Agreement").

Promise to Pay. For value received, Borrower promises to pay to the order of the Bank, on the dates set forth below, the principal sum of Nine Hundred Six Thousand Six Hundred Sixty Eight and no/100 Dollars ($906,668.00) (the "Principal") plus interest thereon as provided for in the Credit Agreement; plus all fees and costs (including without limitation reasonable attorneys' fees and disbursements, whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or to preserve its rights or realize upon any guaranty or other security for the payment of this Note ("Expenses").

Interest. The unpaid Principal balance of this Note shall earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366) from and including the date the proceeds of this Note were disbursed to but not including the date all amounts hereunder are paid in full at a rate per year that shall on each day be one and one-quarter percent (1 1/4%) above the rate in effect on that day as the rate announced by the Bank as its prime rate of interest.

Interest Rate Cap. It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the "Maximum Legal Rate"). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower. If no rate is specified, interest shall accrue at the Maximum Legal Rate.

Repayment; Late Charge. Borrower shall pay the Principal in consecutive semi-annual payments due on each May 1 and November 1 commencing on November 1, 1996. In addition, until the outstanding Principal is paid in full, payments of all accrued and unpaid interest in amounts which will vary will become due and payable semi-annually on the same dates as the Principal repayment installments are payable. Each Principal payment will equal $113,333.00 except that the last Principal payment will also include all other amounts due hereunder. Payments shall be made in immediately available United States funds at any banking office of the Bank. Interest will continue to accrue until payment is actually received. If payment is not received within ten (10) days of the date due by acceleration or otherwise, Borrower shall pay a late charge equal to the greatest of (a) $50.00, (b) 5% of the delinquent amount or (c) the Bank's then current late charge as announced from time to time. Payments may be applied in any order in the sole discretion of the Bank but prior to default shall be applied first to past due interest, Expenses, late charges and principal, then to current interest, Expenses, late charges and principal, and last to remaining principal and future fees.

Default Rate. If an Event of Default occurs, the interest rate on the unpaid Principal shall immediately be increased to 2% per year above the otherwise applicable rate per year.

Maturity Date. The Maturity Date of this Note is May 1, 2000.

Prepayment. This Term Note is prepayable to the extent allowed by, and on the terms provided by the Credit Agreement.

Events of Default; Acceleration. Any event of default under the Credit Agreement shall be an event of default ("Event of Default") hereunder. All amounts hereunder shall become immediately due and payable upon the occurrence of an Event of Default.

Right of Setoff. If an Event of Default occurs, the Bank shall have in addition to its other rights the right to set off against the amounts owing under this Note any deposit account or other property held by the Bank in any capacity for Borrower or any Guarantor in any capacity.

Cumulative Nature of Bank's Rights and Remedies. All rights and remedies of the Bank under applicable law and this and other agreements of Borrower are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude full and timely exercise by the Bank at any time of any right or remedy of the Bank without notice. No course of dealing or other conduct, no oral agreement or representation made by the Bank or usage of trade shall operate as a waiver of any right or remedy of the Bank. No waiver shall be effective unless made specifically in writing by the Bank.

Notices. Notices to Borrower by the Bank may be delivered in person, in writing or by telephone with subsequent confirmation by mail or teletransmission. Written notice shall be deemed delivered when deposited in the United States mail or transmitted to Borrower at the last address of Borrower shown on the Bank's records. Notice to the Bank by Borrower must be in writing, refer specifically to this Note and be delivered in person or by registered mail directed to the Bank at the address stated on page one. Notices shall be deemed delivered only when actually received by an officer of the Bank. Borrower will notify the Bank promptly of any change of address.

Miscellaneous. This Note, together with Credit Agreement and any related security agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. No change in this Note shall be effective unless made in a writing duly executed by both parties. This Note shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. Each provision of this Note shall survive until all amounts due are paid to the Bank's satisfaction, shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If a court deems any provision invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

Borrower's Waivers and Consents. In any action or other legal proceeding relating to this Note, Borrower (1) consents to the personal jurisdiction of any State or federal court located in Onondaga County, New York and (2) agrees that in any legal proceeding, a copy of this Note kept in the Bank's course of business may be admitted into evidence as an original.

Waiver of Jury Trial. BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN CONNECTION WITH THIS NOTE.

Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit available funds in Borrower's deposit account # ____________ with the Bank automatically for the full amount of each payment which becomes due under this Note.

                                               BORROWER:
                                               ANAREN MICROWAVE, INC.

Tax ID  16-0928561                        By:  s/ Joseph E. Porcello
                                               -------------------------
                                               Joseph E. Porcello,
                                               Vice President of Finance

STATE OF NEW YORK            )
COUNTY OF ONONDAGA           )SS.:

     On this 1 day of October, 1996, before me personally came JOSEPH E. PORCELLO, to me known, who, being by me duly sworn did depose and say that the above-named person resides in Fayetteville, New York, that said person is VICE PRESIDENT OF FINANCE of ANAREN MICROWAVE, INC., the corporation described in and which executed the foregoing instrument; and that the above-named person signed thereto by order of the Board of Directors of said corporation.


                                             s/ Gary L. Karl
                                             ---------------------------
                                             Notary Public


                                FOR BANK USE ONLY

Credit A/C # _____________   Off Ck # _______   Payoff Obligation # ____________

           $ _____________          $ _______                     $ ____________

Prepared by _________________________        Reviewed by _______________________

Authorization Confirmed: _______________________________________________________

                              REVOLVING CREDIT NOTE

October 1, 1996                                                    $3,000.000.00

Unless otherwise expressly provided herein, all capitalized terms in this Revolving Credit Note shall have the meanings given to them in that certain Credit Facility Agreement dated October 1, 1996 between ANAREN MICROWAVE, INC. ("Borrower") and MANUFACTURERS AND TRADERS TRUST COMPANY ("Bank"), as the same may be amended, extended, replaced, or modified from time to time (the "Credit Agreement").

Promise to Pay. For value received, Borrower promises to pay to the order of the Bank, on November 30, 1998, or upon the occurrence of an Event of Default, if earlier, the principal sum of Three Million and 00/100 Dollars ($3,000,000.00) (referred to in the Credit Agreement as the "Maximum Principal Amount") or the outstanding principal amount of this Note (the "Outstanding Principal Amount"), if less; plus interest thereon as provided for in the Credit Agreement; plus all fees and costs (including without limitation reasonable attorneys' fees and disbursements, whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or to preserve its rights or realize upon any guaranty or other security for the payment of this Note ("Expenses").

Interest. The Outstanding Principal Amount of this Note shall earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366) from and including the date the proceeds of this Note were disbursed to but not including the date all amounts hereunder are paid in full, at a rate per year that shall on each day be equal to one percent (1%) above the rate in effect on that day as the rate announced by the Bank as its prime rate of interest.

Interest Rate Cap. It is the intent of the Bank and of Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the "Maximum Legal Rate"). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower.

Payments; Late Charge; Default Rate. Payments shall be made in immediately available United States funds at any banking office of the Bank. Absent demand for payment in full, interest shall be due and payable monthly. If payment is not received within ten (10) days of demand or due date, Borrower shall pay a late charge equal to the greatest of (a) five percent (5%) of the delinquent amount, (b) the Bank's then current late charge as announced by the Bank from time to time, or (c) $50.00. In addition, if the Bank has not actually received any payment under this Note within thirty days after it is due or demanded, from and after such thirtieth day the interest rate for all amounts outstanding under this Note shall automatically increase to two percent (2%) above the otherwise applicable rate per year. Payments may be applied in any order in the sole discretion of the Bank but prior to demand shall be applied first to past due interest Expenses and late charges, then to scheduled principal payments, if any, which are past due, then to current interest and Expenses, and last to remaining principal and future fees.

Set off. The Bank's rights and remedies under applicable law and this Note are cumulative and not exclusive and shall include without limitation the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or otherwise owing by the Bank in any capacity to Borrower or any guarantor or endorser of this Note in any capacity.

Authorized Representatives. This Note is issued by Borrower to the Bank in connection with Revolving Line made available by the Bank to Borrower pursuant to the terms of the Credit Agreement. The Bank may make any loan pursuant to the Revolving Line (the "Loan(s)") in reliance upon any oral (including but not limited to telephonic), written (including but not limited to teletransmitted) or other request (the "Request(s)") that the Bank in good faith believes to be valid and to have been made by Borrower or in the name or on behalf of Borrower by the Chief Executive Officer, President or Vice President of Finance (each an "Authorized Person"). The Bank shall remain authorized to act on the Request of each Authorized Person until the Bank shall have received from Borrower and had a reasonable time to act on written notice revoking the authority of any Authorized Person. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Loan pursuant to this paragraph.

Acceleration. The Outstanding Principal Amount of this Note and all accrued and unpaid interest and Expenses shall automatically become immediately due and payable if Borrower or any guarantor or endorser of this Note commences or has commenced against it any bankruptcy or insolvency proceeding. Borrower hereby waives protest, presentment and notice of any kind in connection with this Note.

Bank Records Conclusive. The Holder shall set forth on a schedule attached to this Note or maintained on computer, the date and original principal amount of each Loan and the date and amount of each payment to be applied to the Outstanding Principal Amount of this Note. The Outstanding Principal Amount set forth on any such schedule shall be presumptive evidence of the Outstanding Principal Amount of this Note and of all Loans. No failure by Bank to make, and no error by Bank in making, any annotation on any such schedule shall affect Borrower's obligation to pay the principal and interest of each Loan or any other obligation of Borrower to Bank pursuant to this Note.

Purpose. Borrower certifies (1) that no Loan will be used to purchase margin stock except with the Bank's express prior written consent for each such purchase and (2) that all Loans shall be used for a business purpose, and not for any personal, family or household purpose.

Authorization. Borrower represents that it is duly organized and in good standing or duly constituted in the state of its organization and is duly authorized to do business in all jurisdictions material to the conduct of its business; that the execution, delivery and performance of this Note have been duly authorized by all necessary regulatory and corporate or partnership action or by its governing instrument; that this Note has been duly executed by an authorized officer and constitutes a binding obligation enforceable against Borrower and not in violation of any law, court order or agreement by which

Borrower is bound; and that Borrower's performance is not threatened by any pending or threatened litigation.

Miscellaneous. This Note, together with the Credit Agreement and any related security agreements, contains the entire agreement between the Bank and Borrower with respect to each Loan, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. No change in this Note shall be effective unless made in a writing duly executed by both parties. This Note shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. Each provision of this Note shall survive until all amounts due are paid to the Bank's satisfaction, shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If a court deems any provision invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude full and timely exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank.

Borrower's Waivers and Consents. In any action or other legal proceeding relating to this Note, Borrower (1) consents to the personal jurisdiction of any State or federal court located in Onondaga County, New York, and (2) agrees that a copy of this Note kept in the Bank's course of business may be admitted into evidence as an original.

Waiver Of Jury Trial. BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN CONNECTION WITH THIS NOTE.

Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit available funds in Borrower's deposit account # with the Bank automatically for the full amount of each interest payment which becomes due under this Note and for any scheduled principal payment or as directed by Borrower's Authorized Representative for such account, by telephone.


                                              BORROWER:
                                              Anaren Microwave, Inc.

Tax ID# 16-0928561                       By:  s/ Joseph E. Porcello
                                              -------------------------
                                              Joseph E. Porcello,
                                              Vice President of Finance

STATE OF NEW YORK            )
COUNTY OF ONONDAGA           )SS.:

     On this 1 day of October, 1996, before me personally came JOSEPH E. PORCELLO, to me known, who, being by me duly sworn did depose and say that the above-named person resides in Fayetteville, New York, that said person is VICE PRESIDENT OF FINANCE of Anaren Microwave, Inc., the corporation described in and which executed the foregoing instrument; and that the above-named person signed thereto by order of the Board of Directors of said corporation.


                                             Gary L. Karl
                                             --------------------------
                                             Notary Public


                                FOR BANK USE ONLY

Credit A/C # _____________   Off Ck # _______   Payoff Obligation # ____________

           $ _____________          $ _______                     $ ____________

Prepared by _________________________        Reviewed by _______________________

Authorization Confirmed: _______________________________________________________

                               SECURITY AGREEMENT

     AGREEMENT made this 1st day of October, 1996, between ANAREN MICROWAVE, INC., a New York corporation (hereinafter called the "Debtor"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a bank organized under the laws of the State of New York (hereinafter called the "Secured Party").

     In consideration of the extension of credit by Secured Party to Debtor, and particularly the extensions of credit provided for in a certain Credit Facility Agreement dated October 1, 1996, between Debtor and Secured Party (hereinafter called the "Credit Agreement"), it is hereby agreed as follows:

ARTICLE 1 - SECURITY INTEREST

     Debtor hereby grants a present security interest in and assigns to Secured Party the collateral described in Article 2 (hereinafter called the "Security Interest") to secure payment and performance of all debts, liabilities and obligations of any kind, whenever and however incurred, of Debtor to Secured Party, including more particularly, but not limited to, the indebtedness described in the Credit Agreement, and whether such indebtedness is from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, including, without limitation, any sums advanced by Secured Party for taxes, assessments, insurance and other charges and expenses as hereinafter provided (hereinafter called the "Indebtedness").

ARTICLE 2 - COLLATERAL

     The collateral of this Security Agreement is all of Debtor's personal property, tangible or intangible, of every kind and description, wherever located, including but not limited to all goods, machinery, equipment, inventory, furniture, fixtures, documents, instruments, securities, cash, general intangibles, contract rights, trademarks, patents, licenses, franchises, chattel paper, and accounts, which are owned by Debtor or in which Debtor has an interest, or which Debtor may purchase or in which Debtor may acquire an interest at any time from time to time in the future, and all additions and accessions thereto and any and all profits and products thereof or accruing thereto; together with all the proceeds thereof in any form, including insurance proceeds (hereinafter collectively called the "Collateral").

ARTICLE 3 - DEBTOR'S WARRANTIES AND REPRESENTATIONS

     Debtor represents and warrants and, so long as any Indebtedness remains unpaid, shall be deemed to continuously represent and warrant that:

     3.1 Debtor is the owner of the Collateral free of all security interests, liens or other encumbrances, except the Security Interest and except for the existing security interests reflected on Schedule B annexed hereto.

     3.2 Debtor is authorized to enter into this Security Agreement.

     3.3 This Security Agreement is effective to vest in Secured Party the Security Interest in the Collateral as set forth herein.

     3.4 Debtor is authorized to enter into the transactions evidenced by the Credit Agreement.

     3.5 Debtor is engaged in business operations which are carried on at the address(es) specified in Schedule A annexed hereto.

     3.6 Debtor's records concerning the Collateral are kept at the address(es) specified in Schedule A annexed hereto.

     3.7 The Collateral is located at the address(es) specified in Schedule A annexed hereto.

     3.8 Each account is genuine and enforceable in accordance with its terms against the party obligated to pay or perform it (the "account debtor").

     3.9 The amounts or performance represented by Debtor to Secured Party as owing by each account debtor or all account debtors is the correct amount or performance actually owing by the account debtor or all account debtors, except for normal cash discounts where applicable.

     3.10 To the best of Debtor's knowledge, no account debtor has any defense, set off, claim or counterclaim against Debtor which can be successfully asserted against Secured Party, whether in any proceeding to enforce this Security Agreement and the rights conferred hereunder or otherwise.

     3.11 Each account or all accounts arose in the ordinary course of Debtor's business.

     3.12 No notice of the bankruptcy, insolvency or financial embarrassment of any account debtor has been received by Debtor.

     3.13 The Collateral is used or bought for use primarily for Debtor's business operations.

     3.14 If the Collateral is of a type normally used in more than one state (such as automotive equipment, rolling stock, airplanes, road building equipment, commercial harvesting equipment, construction machinery and the like) and Debtor has a place of business in more than one state, the chief place of business is that indicated on Schedule A annexed hereto.

     3.15 If the Collateral is or will become a fixture, it will be affixed to real property which is located at the address(es) described in Schedule A annexed hereto; and such real property is owned by Debtor.

ARTICLE 4 - COVENANTS OF DEBTOR

     So long as any Indebtedness remains unpaid, Debtor:

     4.1 will defend the Collateral against the claims and demands of all other parties, except that the Debtor need not so defend the Collateral against purchasers and lessees of inventory in the ordinary course of Debtor's business.

     4.2 will keep the Collateral free from all security interests, liens or other encumbrances, except the Security Interest and except as reflected in Schedule B annexed hereto.

     4.3 will not sell, transfer, assign or otherwise dispose of any Collateral or any interest therein, except as reflected in Schedule B annexed hereto, except that Debtor may, until the occurrence of an event of default as hereinafter provided, sell or lease inventory, or equipment no longer needed for its operations, in the ordinary course of Debtor's business.

     4.4 will indemnify Secured Party against all claims arising out of or in connection with Debtor's ownership or use of the Collateral.

     4.5 will at all times maintain, in accordance with generally accepted accounting principles consistently applied, complete and accurate books and records concerning the Collateral, and at Secured Party's request will mark all books and records and any or all accounts to indicate the Security Interest.

     4.6 will permit the Secured Party or its agents to inspect the Collateral, to audit the books and records of Debtor relating to the Collateral and to make extracts from them or from any of Debtor's books, reports, records and correspondence upon reasonable notice and at reasonable times, and to inspect Debtor's business locations and operations at any reasonable time Secured Party deems proper.

     4.7 will deliver to Secured Party upon demand any documents of title, chattel paper, invoices, shipping or delivery receipts, purchase orders, contracts or other documents representing or concerning the Collateral or any part thereof and any proceeds and any and all other schedules, documents and statements which Secured Party may from time to time reasonably request.

     4.8 will advise Secured Party promptly in writing, in sufficient detail, of any substantial change in the Collateral and of the occurrence of any event which would have a material effect on the value of the Collateral as a whole or on the lien and Security Interest granted to the Secured Party herein.

     4.9 will, on Secured Party's reasonable request, execute and deliver to Secured Party such financing statements and other papers and do all acts as in Secured Party's judgment may be necessary or appropriate to establish and maintain a valid and prior security interest in the Collateral; and on Debtor's failure to do so, Secured Party may sign any financing statements or other papers on Debtor's behalf; and Debtor will pay all costs of any filings of financing statements or other papers.

     4.10 will insure the Collateral against any and all risks which might reasonably be expected and in coverage, form and amount reasonably satisfactory to Secured Party with Secured Party named as additional insured, or loss payee as its interests may appear, with provision for ten (10) days' minimum cancellation notice to Secured Party; should the Collateral consist in whole or in part of real property the Secured Party is to be named as mortgagee, and, at Secured Party's written request, will deliver each such policy or certificate of insurance to Secured Party.

     4.11 will promptly notify Secured Party in writing of any change in Debtor's business address(es) specified in Schedule A annexed hereto and of any changes in the location(s) specified therein or of the existence of additional locations at which the Collateral or records concerning it are kept; and, if any such change in location requires a refiling of a financing statement to perfect the Security Interest in any of the Collateral or is to a place without the state or province in which the Collateral is located on the date hereof, will not change such location without at least thirty (30) days prior written notice to Secured Party.

     4.12 will promptly notify Secured Party in writing of any condition or event which constitutes, or would constitute with the passage of time or giving of notice or both, default under this Security Agreement, and shall promptly inform Secured Party of any events or changes in Debtor's financial condition occurring since the date of this Security Agreement which individually or cumulatively may result in a material adverse change in the financial condition of Debtor.

     4.13 will pay prior to delinquency all taxes, charges, liens and assessments against the Collateral; and on Debtor's failure to do so Secured Party at its option may pay any of such items and shall be the sole judge, as between it and Debtor, of the legality or validity thereof and the amount necessary to discharge the same. Such payment shall become part of the Indebtedness secured by the Security Agreement.

     4.14 will reimburse Secured Party for any action elected hereunder and taken by Secured Party to remedy a default hereunder.

     4.15 will at all times while a default exists under this Security Agreement and after demand of Secured Party, keep the Collateral and its proceeds separate and distinct from other property of Debtor; and will at all times (before or after any default) keep accurate and complete records of the Collateral and its proceeds.

     4.16 for so long as any event of default exists under this Security Agreement, before or after notification to account debtors, will hold in trust for Secured Party all proceeds in the forms of cash and negotiable instruments for the payment of money received by Debtor in payment of any account and, following demand of Secured Party, will not later than the next business day following the day of their receipt pay the same over to Secured Party for application against the Indebtedness of Debtor to Secured Party, the order and method of application to be in the sole discretion of Secured Party.

     4.17 for so long as any event of default exists under this Security Agreement, will, following demand of Secured Party, immediately notify Secured Party of any default by any account debtor in performance of his obligation with respect to any account.

     4.18 for so long as any event of default exists under this Agreement, and following demand of Secured Party, will not, without Secured Party's written consent, make or agree to make any alteration, modification, cancellation of, substitution for, credit, adjustment or allowance on any account.

     4.19 will, if the Collateral is of a type normally used in more than one state and Debtor has a place of business in more than one state, immediately notify Secured Party in writing of any change in Debtor's chief place of business from that shown on Schedule A annexed hereto.

     4.20 [this Section intentionally omitted.]

     4.21 will prevent the Collateral or any part of it from being or becoming an accession to other goods not covered by this Security Agreement.

     4.22 will keep the Collateral in good condition and repair, will not allow it to be misused or abused, wasted or allowed to deteriorate, except for the ordinary wear and tear of its intended primary use, and will not use it in violation of any provisions of this Security Agreement, any applicable statute, regulation, ordinance or of any policy insuring it.

     4.23 if the Collateral is not a fixture, will prevent the Collateral or any part of it from becoming a fixture except as indicated on Schedule A annexed hereto.

ARTICLE 5 - DEFAULT

     Subject to any applicable provision for notice and/or a grace period or time to cure contained in the Credit Agreement, any of the following events or conditions shall constitute a default hereunder:

     5.1 nonpayment when due, whether by acceleration or otherwise, of principal or interest on any Indebtedness;

     5.2 default by Debtor in the prompt performance of any of the terms, obligations, covenants or provisions contained or referred to in this Security Agreement or the Credit Agreement between Debtor and Secured Party;

     5.3 nonpayment when due of any tax imposed on Debtor or on any asset of Debtor;

     5.4 Debtor shall (a) fail to pay any indebtedness for borrowed money (other than the Indebtedness) of the Debtor or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

     5.5 the Debtor (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors; petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of forty (40) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of forty (40) days or more;

     5.6 one or more judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (unless covered by insurance) shall be rendered against the Debtor and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of forty (40) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

     5.7 this Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Debtor, or the Debtor shall deny it has any further liability or obligation under this Security Agreement, or the Debtor shall fail to perform any of its obligations under the Security Agreement;

     5.8 the sale, assignment, transfer or delivery of all or substantially all of Debtor's assets; or the cessation by Debtor as a going business concern;

     5.9 any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of Debtor, any guarantor or any other party liable for payment, of any Indebtedness pursuant to or in connection with this Security Agreement or otherwise, proves to have been false in any material respect at the time as of which the facts therein set forth were stated or certified, or to have omitted any substantial contingent or unliquidated liability or claim against Debtor or any guarantor or other party; or upon the date of execution of this Security Agreement, there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which shall not have been disclosed to Secured Party at or prior to the time of such execution; or

     5.10 loss, theft, damage or destruction of any material portion of the Collateral for which there is either no or insufficient insurance coverage.

ARTICLE 6 - SECURED PARTY'S REMEDIES ON DEFAULT

     6.1 Subject to any applicable provision for notice and/or a grace period or time to cure contained in the Credit Agreement, on the occurrence of an event of default, and at any time thereafter while an event of default remains uncured, Secured Party may, without notice to Debtor, declare any or all of the obligations secured by this Security Agreement immediately due and payable; and Secured Party's rights and remedies with respect to the Collateral shall be those of a Secured Party under the Uniform Commercial Code and under any other applicable law, as the same may from time to time be in effect, in addition to those rights granted herein and in any other agreement now or hereafter in effect between Debtor and Secured Party.

     6.2 Subject to any applicable provision for notice and/or a grace period or time to cure contained in the Credit Agreement, after any default by Debtor under this Security Agreement, Secured Party may notify all or any account debtors of the Security Interest and may also direct such account debtors to make all payments on accounts to Secured Party. Secured Party may, upon written notice, require Debtor to so notify and direct the account debtors. All payments on and other proceeds from accounts received by Secured Party directly or from Debtor shall be applied to the Indebtedness in such order and manner and at such times as Secured Party shall, in its sole discretion, determine reasonably necessary to comply with the terms of repayment of any Indebtedness. Subject to any applicable provision for notice and/or a grace period or time to cure contained in the Credit Agreement, after any default by Debtor under this Security Agreement, any payments on or other proceeds of accounts received by Debtor, before or after notification to account debtors, shall be held by Debtor in trust for Secured Party in the same medium in which received, shall not be commingled with any assets of Debtor and shall be turned over to Secured Party not later than the next business day following the day of their receipt. Debtor shall also promptly notify Secured Party of the return to or repossession by Debtor of any inventory or goods underlying any account, and Debtor shall hold the same in trust for Secured Party and shall dispose of the same as Secured Party directs. Subject to any applicable provision for notice and/or a grace period or time to cure contained in the Credit Agreement, after any default, Secured Party may also demand, collect and sue on the accounts in either Debtor's or Secured Party's name at the latter's option, with the right to enforce, compromise, settle or discharge any account, and may endorse Debtor's name on any and all checks, commercial paper and any other instruments pertaining to the accounts.

     6.3 Without in any way requiring notice to be given in the following time and manner, Debtor agrees that any notice by Secured Party of any sale, disposition or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to Debtor (to each of them if there are more than one) if such notice is mailed by regular or certified mail, postage prepaid, at least ten
(10) days prior to such action, to Debtor's address first specified in Schedule A annexed hereto and to any other address which Debtor has specified in writing to Secured Party as the address at which notices hereunder shall be given to Debtor.

     6.4 On Secured Party's written notice to Debtor, Debtor will assemble the Collateral and make it available to Secured Party at such place, to be designated in said notice, as is reasonably convenient to both parties.

     6.5 Debtor agrees to pay all costs and expenses actually incurred by Secured Party in enforcing this Security Agreement, in realizing upon any Collateral and in enforcing and collecting any Indebtedness, including, without limitation, reasonable attorneys' fees if Secured Party retains counsel for any such purpose.

     6.6 No act, delay, omission, or course of dealing between Debtor and Secured Party will be a waiver of any of Secured Party's rights or remedies under this Security Agreement; and no single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver by Secured Party of any rights or remedies under the terms of this Security Agreement or with respect to any obligation secured by this Security Agreement on any occasion will not be a bar to the exercise of any right or remedy on any subsequent occasion. Secured Party may remedy any default by Debtor hereunder or with respect to any Indebtedness in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Debtor.

ARTICLE 7 - OTHER RIGHTS OF SECURED PARTY

     7.1 Secured Party shall have the right to verify all or any accounts in any manner and through any medium Secured Party may consider reasonably appropriate and Debtor agrees to furnish all assistance and information and perform any acts which Secured Party may reasonably require in connection therewith.

     7.2 Debtor hereby authorizes Secured Party, at Debtor's expense, to file such financing statement or statements relating to the Collateral without Debtor's signature thereon as Secured Party at its option may reasonably deem necessary in order to perfect its Security Interest hereunder, and appoints Secured Party as Debtor's attorney-in-fact (without requiring Secured Party) to execute any such financing statement or statements in Debtor's name and to perform all other acts which Secured Party reasonably deems necessary in order to perfect and continue the Security Interest and to protect and preserve the Collateral.

     7.3 As further security for payment of the Indebtedness, Debtor hereby grants to Secured Party a security interest in and lien on any and all property of Debtor which is or may hereafter be in Secured Party's possession in any capacity, including, without limitation, all moneys owed or to be owed by Secured Party to Debtor; and with respect to all of such property, Secured Party shall have the same rights hereunder as it has with respect to the Collateral.

     7.4 Without limiting any other right of Secured Party, whenever Secured Party has the right to declare any Indebtedness to be immediately due and payable (whether or not it has so declared), Secured Party at its sole election may set off against the Indebtedness any and all moneys then owed to Debtor by Secured Party in any capacity, whether or not due, and Secured Party shall be deemed to have exercised such right of setoff immediately at the time of such election even though any charge therefor is made or entered on Secured Party's records subsequent thereto.

     7.5 The rights and benefits of Secured Party hereunder shall, if Secured Party so agrees, inure to any party acquiring any interest in the Indebtedness or any part thereof.

     7.6 Secured Party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any and all steps to preserve rights against any and all prior parties to any instrument or chattel paper in Secured Party's possession as proceeds in connection with this Security Agreement. Debtor waives protest of any instrument constituting Collateral at any time held by Secured Party on which Debtor is in any way liable and waives notice of any other action taken by Secured Party.

ARTICLE 8 - GENERAL PROVISIONS

     8.1 All rights and remedies of Secured Party inure to the benefit of its successors or assigns and Debtor may assert no claims or defenses against the assignee which it may have against the Secured Party except those granted by this Security Agreement or the Credit Agreement.

     8.2 As used in this Security Agreement, "Debtor" means singular or plural according to the number of persons signing this Security Agreement and includes Debtor's heirs, executors, administrators, successors, representatives, receivers and trustees; "Secured Party" includes its successors and assigns.

     8.3 If this Security Agreement is signed by more than one person as Debtor, it will be the joint and several agreement of all signing.

     8.4 If any provision of this Security Agreement is invalid or unenforceable under any law, such provision is and will be totally ineffective to that extent, but the remaining provisions will be unaffected.

     8.5 Division headings used in this Security Agreement are for convenience only and are to be given no substantive meaning or significance whatever in construing the terms and provisions of this Security Agreement.

     8.6 Any notice to Secured Party will be effective only on its receipt by Secured Party.

     8.7 This Security Agreement and the transactions evidenced by it shall be interpreted, construed, applied and enforced in accordance with the laws of the State of New York, as they may from time to time be in effect.

     8.8 This Security Agreement together with the Credit Agreement constitutes the entire understanding between the parties to it with respect to the transactions contemplated herein; and no modification, rescission, release, amendment, or waiver (except as indicated in this Security Agreement) of any provision of this Security

Agreement shall be made except by a written agreement subscribed by Debtor and by Secured Party or their agents.

     8.9 This Security Agreement is and is intended to be a continuing Security Agreement and shall remain in full force and effect until Secured Party shall actually receive written notice of its discontinuance; and shall remain in full force and effect thereafter until all of the Indebtedness contracted for or created before the receipt of such notice by Secured Party, and any extensions or renewals thereof (whether made before or after receipt of such notice) together with interest accruing thereon after such notice, shall be paid in full.

     8.10 In the event the Secured Party seeks to take possession of any or all of the Collateral by court process, Debtor hereby irrevocably waives any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waives any demand for possession prior to the commencement of any suit or action to recover with respect thereto and waives the right to demand a jury in the trial of any action in which the Secured Party and Debtor are parties.

     8.11 All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

     8.12 The exercise by the Secured Party or failure to exercise any authority granted it hereunder shall in no way affect Debtor's liability to the Secured Party hereunder or under the Credit Agreement; and Secured Party shall not be under any obligation or duty to exercise any of the powers hereby conferred upon it and it shall be without liability for any act or failure to act in connection with the collection of, or the preservation of any rights with regard to, any of the Collateral.

                                    ANAREN MICROWAVE, INC.

                                    By: s/ Joseph E. Porcello
                                        --------------------------------



STATE OF NEW YORK    )
COUNTY OF ONONDAGA   )   ss.:

     On this 1 day of October, 1996 before me personally came JOSEPH E. PORCELLO, who being by me duly sworn, did depose and say: that he resides in Fayetteville, New York; that he is the VICE PRESIDENT OF FINANCE of ANAREN MICROWAVE, INC., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

                                    s/ Gary L. Karl
                                    -----------------------------------
                                    Notary Public

                                   SCHEDULE A

          1.   Name and mailing address of each Debtor:

               6635 Kirkville Road
               East Syracuse, New York 13057

          2.   Address of each location of the business operations of each
               Debtor:

               6635 Kirkville Road
               East Syracuse, New York 13057

          3. Address of each location where each Debtor maintains or keeps records concerning the Collateral:

               6635 Kirkville Road
               East Syracuse, New York 13057

          4.   Each address where any Collateral is located:

               6635 Kirkville Road
               East Syracuse, New York 13057

          5.   Chief place of business and chief executive office of each
               Debtor:

               6635 Kirkville Road
               East Syracuse, New York 13057

          6. Address of each location where each Debtor has any Collateral which is a fixture:

               6635 Kirkville Road
               East Syracuse, New York 13057

                                   SCHEDULE B

                   OTHER SECURITY INTERESTS IN THE COLLATERAL

     See attached information request response from the New York Department of State dated September 24, 1996, and the attached computer print-out from the Onondaga County Clerk dated September 23, 1996.


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